EXHIBIT A


First Trust CEF Income Opportunity ETF
First Trust Municipal CEF Income Opportunity ETF
First Trust TCW Opportunistic Fixed Income ETF
EquityCompass Risk Manager ETF
EquityCompass Tactical Risk Manager ETF